Exhibit 99.1

ACI Worldwide, Inc. 120 Broadway - Suite 3350 New York, NY 10271 646.348.6700 FAX 212.479.4000	News Release

Investor contact:	Media contact:
Tamar Gerber	Jim Maxwell
Vice President, Investor Relations	Manager, Public Relations
646.348.6706	402.390.8906

ACI Worldwide, Inc. Signs IT Outsourcing Agreement with IBM

(NEW YORK — 18 March 2008) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of software for electronic payment systems, today announced an agreement to outsource its internal information technology (IT) services to IBM (NYSE: IBM).  As part of the agreement, IBM will provide ACI with global infrastructure services including management of ACI’s mainframe, storage and related server platforms, data network monitoring and management, and end-user support services.  ACI will retain responsibility for its security policy management and on-demand business operations.

The seven-year agreement is estimated to deliver operating cost savings for ACI of $25 million to $30 million over the course of the contract, providing the company with advanced technology and enhanced service capabilities.

David Morem, senior vice president of global business operations at ACI, said, “This agreement allows ACI to focus on its core competence in developing, delivering and supporting payment solutions for our customers.  By outsourcing infrastructure management to IBM, we can leverage their worldwide resources to consolidate our data centers, upgrade hardware and software, and standardize on proven tools and processes to improve our operational performance in our on-demand business and IT infrastructure.  IBM will bring enhanced disaster recovery capabilities and more stringent security standards to our IT systems, reducing our risk exposure, and provide an IT foundation that can grow very cost-efficiently as ACI’s global business expands.”

Philip Hausler, vice president for the banking industry at IBM Global Technology Services, said, “This agreement reflects the broad range of services IBM can offer to help customers maximize their efficiency and leverage modern technology.  We look forward to serving ACI and adding value to their worldwide business.”

The outsourcing agreement will include incremental cash cost of approximately $4 million of severance expenses, transition costs and professional fees in 2008 and is expected to be cash-positive for ACI primarily due to a decrease in capital expenditures.  In addition, ACI expects to incur up to $5.5 million of transition-related charges in 2008 for which cash payment will be deferred and paid out in periodic installments in years 2009 through 2012.

About ACI Worldwide

Every second of every day, ACI Worldwide solutions are at work processing electronic payments, managing risk, automating back office systems and providing application infrastructure services.  ACI is a leading international provider of solutions for banking, retail and cross-industry systems.  ACI serves more than 800 customers in 86 countries including many of the world’s largest financial institutions, retailers and payment processors.  Visit ACI Worldwide at www.aciworldwide.com.

About IBM

For more information, visit www.ibm.com.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as the Company “believes,” “will,” “expects,” “looks forward to,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include, but are not limited to, statements regarding the Company’s expectations related to (i) the benefits of the outsourcing agreement, including operating cost savings and decreases in capital expenditures, (ii) costs associated with the outsourcing agreement, including severance-related expenses, transition costs and professional fees, and (iii) the timing that the Company will receive such benefits and/or incur such costs.

Any or all of the forward-looking statements may turn out to be wrong. They can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties. These factors may include, without limitation, (i) the Company’s ability to achieve the expected operating cost savings and capital expenditure reductions, which may be substantially less than expected due to unanticipated changes in operations, (ii) many functions are being transitioned to IBM and many new personnel are assuming responsibilities across these functions, increasing the risk of operational delays, potential errors and control failures, which may have an impact on the Company and its financial condition, and (iii) new information technology systems and process changes are also being put into place increasing the risk of operational delays, potential errors and control failures, which may have an impact on the Company and its financial condition.  Consequently, no forward-looking statement can be guaranteed.  In addition, the Company disclaims any obligation to update any forward-looking statements after the date of this release.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the Securities and Exchange Commission. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K filed on January 30, 2008, and the Company’s Form 10-Q filed on February 19, 2008, both as amended by the Form 10-K/A and Form 10-Q/A, respectively, filed on March 4, 2008, and specifically the section entitled “Factors That May Affect the Company’s Future Results or the Market Price of the Company’s Common Stock.”